EXHIBIT 99.1

Rockwell Medical Reports Excellent Fourth Quarter and Full Year 2009 Business Results

Gross Profit Increases $2.25 million in Q4; Gross Profit up 215% for the Year

Conference Call at 4:15pm ET to Discuss Results and Review Clinical Development

WIXOM, Mich., March 10, 2010 (GLOBE NEWSWIRE) -- Rockwell Medical (Nasdaq: RMTI), a fully-integrated biopharmaceutical company offering innovative products and services targeting end-stage renal disease (ESRD), chronic kidney disease (CKD) and iron deficiency anemia, reported today fourth quarter and full-year 2009 results.

Fourth Quarter Financial Highlights

  Sales were $14.8 million, an increase of 9.0% compared to the fourth quarter of 2008.
  Sales increased 4.3% sequentially or $0.6 million over the third quarter of 2009.
  Gross profit increased $2.25 million to $2.4 million compared to $0.2 million in the fourth quarter of 2008.
  Gross profit margins were 16.4%, an increase of 15.1% compared to gross profit margin of 1.3% in 2008.
  R&D expense was $1.1 million compared to $1.3 million in the fourth quarter 2008.
  Loss of ($0.5) million compared to a loss of ($3.0) million in the fourth quarter 2008.

2009 Financial Highlights

  Improved profitability of core business operations (excluding R&D expense).
  Sales were $54.7 million, an increase of $3.1 million or 5.9% compared to 2008.
  Gross profit margins were 14.4%, an increase of 9.5% compared to gross profit margin of 4.9% in 2008.
  Gross profit increased 215% to $7.9 million compared to $2.5 million in 2008.
  R&D expense was $6.5 million compared to $3.8 million in 2008.
  Loss of ($5.5) million compared to a loss of ($7.9) million in 2008.
  $23 million year-end cash position.

2009 Drug Development and Corporate Progress

  Raised $20.4 million in net proceeds from a registered direct offering that closed in October 2009.
  Completed SFP Phase IIb dose range, safety and exploratory study in October 2009.
  Added senior expertise to the drug development team with the addition of Dr. Richard Yocum and Dr. Ajay Gupta.
  Enhanced regulatory expertise with the addition of Dr. Jur Strobos M.D. to Scientific Advisory Board.
  Presented new in vitro iron-binding data on proprietary iron-delivery drug SFP at the American Society of Nephrology (ASN) annual meeting in San Diego, CA.
  Unveiled rebranded Company with new name, logo and website to better reflect the Company's strategic focus towards bio-pharma (www.rockwellmed.com) at the American Society of Nephrology (ASN) annual meeting in San Diego, CA.
  Included into the Russell 2000, 3000 and Global Indices.

Mr. Robert L. Chioini, Chairman and CEO stated, "We made great progress in 2009, showing improvements in both our operating business and our drug development business. Our operating margins increased significantly, due in part to higher end-user prices and our continued effort to improve internal efficiencies, thereby contributing cash flow to our drug development efforts. Our recently released Phase IIb study data demonstrated SFP is well-tolerated and safe, confirmed dosing for Phase III and provided valuable data for us to design a thoughtful and carefully planned Phase III trial protocol. We are planning our end-of-Phase II meeting with the FDA in order to review our Phase III clinical design and we anticipate commencing SFP's Phase III clinical program in the second-half of the year."

About SFP:

SFP is a novel, investigational, continuous iron therapy designed to treat iron deficiency anemia in ESRD patients.  SFP is a proprietary, water-soluble form of iron that travels directly to the bloodstream and transfers iron at a cellular level, similar to normal physiologic dietary iron intake.  SFP is designed as a continuous replacement treatment delivering small doses of iron during every dialysis session in order to replenish iron lost during the dialysis procedure, thereby maintaining hemoglobin in the target range as per Kidney Disease Quality Outcomes Initiative (KDQOI) recommendations. Clinical trials to date suggest that SFP, delivered during each dialysis treatment via dialysate, maintains optimal iron balance and avoids liver toxicity while decreasing associated drug administration costs. Recent academic studies have shown that more frequent maintenance doses of iron improve the therapeutic response to erythropoiesis-stimulating agents (ESA), thereby decreasing the ESA doses needed to maintain hemoglobin in the target range. Rockwell Medical has licensed exclusive world-wide rights to manufacture and sell SFP and patents have issued for SFP in multiple countries, including the three largest dialysis markets in the world: the United States, Japan, and the European Union. Based on current market data, the U.S. dialysis market for IV iron is approximately $560 million annually while global market potential is approximately $850 million.

About Rockwell Medical:

Rockwell Medical is a fully-integrated biopharmaceutical company offering innovative products and services initially targeting end-stage renal disease (ESRD), chronic kidney disease (CKD), and iron deficiency anemia. An established manufacturer and leader in delivering high-quality hemodialysis concentrates/dialysates to dialysis providers and distributors in the U.S. and abroad, Rockwell provides products that are used to maintain human life by removing toxins and replacing critical nutrients in the dialysis patient's bloodstream. Dialysis is a process that duplicates kidney function for patients who suffer from ESRD. There are approximately 400,000 ESRD patients in the United States, a prevalence growing at an annual rate of 4 percent, and approximately 2 million ESRD patients world-wide.

The Company is currently developing unique, proprietary renal drug therapies for iron treatment. These exclusive renal drug therapies support disease management initiatives to improve the quality of life and care of dialysis patients and are designed to deliver safe and effective therapy, while decreasing drug administration costs and improving patient convenience. Rockwell Medical is developing a pipeline of drug therapies, including extensions of SFP for indications outside of hemodialysis. Please visit www.rockwellmed.com for more information.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan", "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Rockwell Medical's SEC filings. Thus, actual results could be materially different. Rockwell Medical expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

ROCKWELL MEDICAL TECHNOLOGIES, INC.

CONSOLIDATED INCOME STATEMENTS

For the three and twelve months ended December 31, 2009 and December 31, 2008

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	December 31, 2009 (unaudited)	December 31, 2008 (unaudited)	December 31, 2009	December 31, 2008
Sales	$ 14,761,487	$ 13,537,674	$ 54,729,505	$ 51,666,033
Cost of Sales	12,333,924	13,360,807	46,842,334	49,159,478
Gross Profit	2,427,563	176,867	7,887,171	2,506,555
Selling, General and Administrative	1,836,125	1,975,942	6,914,198	6,761,617
Research and Product Development	1,141,853	1,272,416	6,454,352	3,830,134
Operating (Loss)	(550,415)	(3,071,491)	(5,481,379)	(8,085,196)
Interest Expense (Income), Net	(634)	(38,657)	19,859	(221,139)
Net (Loss)	$ (549,781)	$ (3,032,834)	$ (5,501,238)	$ (7,864,057)

Basic Earnings (Loss) per Share	$ (0.03)	$ (0.22)	$ (0.37)	$ (0.57)

Diluted Earnings (Loss) per Share	$ (0.03)	$ (0.22)	$ (0.37)	$ (0.57)

Note:

In the Consolidated Income Statements the Company reclassified specific quality assurance and operations management expenses totaling $112,000 to "cost of sales" from "selling, general and administrative expense" for the fourth quarter of 2008 and $510,000 for 2008 to maintain comparability of prior year results with the current year presentation.

ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

As of December 31, 2009 and 2008

	December 31, 2009	December 31, 2008
ASSETS
Cash and Cash Equivalents	$ 23,038,095	$ 5,596,645
Accounts Receivable, net of a reserve of $31,000 in 2009 and $97,000 in 2008	3,492,622	5,229,656
Inventory	3,088,352	3,161,625
Other Current Assets	329,876	440,765
Total Current Assets	29,948,945	14,428,691

Property and Equipment, net	3,631,549	3,249,003
Intangible Assets	214,337	240,656
Goodwill	920,745	920,745
Other Non-current Assets	163,645	120,887
Total Assets	$ 34,879,221	$ 18,959,982

LIABILITIES AND SHAREHOLDERS' EQUITY
Capitalized Lease Obligations	$ 42,938	$ 176,850
Accounts Payable	3,388,757	5,210,972
Accrued Liabilities	1,854,347	1,464,828
Customer Deposits	250,915	245,186
Total Current Liabilities	5,536,957	7,097,836

Capitalized Lease Obligations	19,062	41,203

Shareholders' Equity:
Common Shares, no par value, 17,200,442 and 14,104,690 shares issued and outstanding	53,545,394	34,799,093
Common Share Purchase Warrants, 3,318,569 and 2,114,169 warrants issued and outstanding	7,635,594	3,378,398
Accumulated Deficit	(31,857,786)	(26,356,548)
Total Shareholders' Equity	29,323,202	11,820,943

Total Liabilities And Shareholders' Equity	$ 34,879,221	$ 18,959,982

ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2009 and 2008

	2009	2008

Cash Flows From Operating Activities:
Net (Loss)	$ (5,501,238)	$ (7,864,057)
Adjustments To Reconcile Net Loss To Net Cash Used In
Operating Activities:
Depreciation and Amortization	1,233,706	911,718
Share Based Compensation – Non-employee warrants	403,203	339,987
Share Based Compensation- Employees	1,949,684	1,115,231
Loss (Gain) on Disposal of Assets	36,415	(7,534)

Changes in Assets and Liabilities:
(Increase) Decrease in Accounts Receivable	1,737,034	(542,427)
(Increase) Decrease in Inventory	73,273	(602,574)
(Increase) Decrease in Other Assets	68,131	(133,412)
Increase (Decrease)in Accounts Payable	(1,822,215)	2,228,073
Increase in Other Liabilities	395,248	286,497
Changes in Assets and Liabilities	451,471	1,236,157
Cash (Used) In Operating Activities	(1,426,759)	(4,268,498)

Cash Flows From Investing Activities:
Purchase of Equipment	(1,595,999)	(1,268,498)
Proceeds on Sale of Assets	--	9,555
Purchase of Intangible Assets	(4,949)	(903)
Cash (Used ) In Investing Activities	(1,600,948)	(1,259,846)

Cash Flows From Financing Activities:
Proceeds from Issuance of Common Shares and Purchase Warrants	20,650,610	232,140
Payments on Notes Payable and Capital Lease Obligations	(181,453)	(204,243)
Cash Provided By Financing Activities	20,469,157	27,897

Increase (Decrease) In Cash	17,441,450	(5,500,447)
Cash At Beginning Of Period	5,596,645	11,097,092
Cash At End Of Period	$ 23,038,095	$ 5,596,645

Conference Call Information:

Rockwell Medical will be hosting a conference call to review its 2009 fourth quarter results on Wednesday, March 10, 2010 at 4:15 pm ET. Investors are encouraged to call a few minutes in advance at (877) 383-7438 or to listen to the call or on the web at:

http://ir.rockwellmed.com/

The call will be available for replay at the same link above.

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